Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2021

THIRD QUARTER FINANCIAL RESULTS

●    Challenging market conditions continue due to the global COVID-19 crisis

●    Improving profitability drives strongest earnings in eight quarters

●    Generated $2.2 million of operating cash flow for the three months ended March 26, 2021

RACINE, WISCONSIN—April 30, 2021— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2021 third quarter ended March 26, 2021.

Sales for the fiscal 2021 third quarter decreased to $57.6 million, from $68.6 million for the same period last year. The 16.0% decrease in 2021 third quarter sales was primarily due to continued softness in the Company’s oil and gas markets along with weaker demand for industrial products compared to the same period the prior fiscal year. Year-to-date, sales were $152.4 million, compared to $187.5 million for the fiscal 2020 nine months. Foreign currency exchange had a $3.9 million favorable impact on fiscal 2021 third quarter sales and a $7.5 million favorable impact on fiscal 2021 year-to-date sales.

John H. Batten, Chief Executive Officer, commented: “I am encouraged by the progress we are making navigating one of the most challenging cycles in Twin Disc’s 103-year history, and we experienced a strong improvement in profitability during the quarter. Throughout the COVID-19 pandemic we have focused on realigning our cost structure, improving our balance sheet, investing in new products and technologies, and opening our Lufkin, TX facility, while supporting our customers and associates. As trends within our markets improve, we are well positioned to significantly increase sales and profitability, and I am excited by the long-term opportunities we have across our business.”

“Our six-month backlog at March 26, 2021 was $71.4 million, compared to $66.6 million at June 30, 2020, and $74.9 million at December 25, 2020. The sequential decline is partially due to the seasonal nature of our six-month backlog, along with the impacts of foreign currency exchange rates. We have seen a recent uptick in aftermarket orders across many of our global markets, which has historically been a positive leading indicator for future capital spending by our customers. In addition, we believe we are well positioned to capitalize on improving demand trends driven primarily by re-opening efforts from the pandemic, the benefits of government stimulus programs, and an improving repair and replacement cycle, including in the North American fracking industry,” concluded Mr. Batten.

Gross profit percent for the fiscal 2021 third quarter was 24.2%, compared to 24.1% in the fiscal 2020 third quarter. The Company received a $1.2 million benefit to gross profit, as a result of the employee retention credit made available under the American Rescue Plan Act. Gross profit percent, adjusted for this benefit was 22.1%. While a sequential improvement, this reflects the continuation of a less profitable mix of revenues associated with reduced new rig construction and aftermarket demand in the North American fracking market and lower overall sales resulting from the economic uncertainty brought on by the COVID-19 pandemic. Year-to-date, gross profit percent was 21.4% compared to 22.3% for the fiscal 2020 nine-month period.

For the fiscal 2021 third quarter, marketing, engineering and administrative (ME&A) expenses decreased $2.2 million to $13.2 million. The 14.0% decrease in ME&A expenses in the quarter was primarily due to reduced domestic wages and benefits ($0.6 million), lower marketing expenses ($0.4 million), the impact of the employee retention credit ($0.6 million), reduced amortization expense ($0.3 million) and general cost containment actions. As a percent of revenues, ME&A expenses were 22.9% for the fiscal 2021 third quarter, compared to 22.4% for the same period last fiscal year. Year-to-date, ME&A expenses were $39.0 million, compared to $48.1 million for the fiscal 2020 nine-month period. As a percent of revenues, year-to-date ME&A expenses were 25.6%, compared to 25.7% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $0.3 million in the fiscal 2021 third quarter, compared to restructuring charges of $0.5 million in the same period last fiscal year. Restructuring activities during the fiscal 2021 third quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $0.8 million, compared to $4.9 million for the same period last fiscal year.

The Company recorded a $27.6 million non-cash goodwill and long-lived asset impairment charge in the fiscal 2020 third quarter related to the unprecedented uncertainty in the Company’s markets due to the global COVID-19 pandemic, along with an historic decline in oil prices impacting the global energy market.

Other income of $0.6 million in the quarter, and other expenses of $2.3 million for the nine months of fiscal 2021 were primarily attributable to changes related to Euro denominated liabilities.

The effective tax rate for the first three quarters of fiscal 2021 was 28.9% compared to just 8.9% in the comparable period of the prior fiscal year. In the prior year the Company’s management determined that the carrying value of certain goodwill and intangibles exceeded the fair value and a $27.6 million impairment loss was calculated which resulted in a decrease to the prior year effective tax rate of 13.8%. During the current fiscal year, the Company was able to take advantage of the newly enacted high tax exception regulations. The Company filed its federal tax return utilizing this exception and had no GILTI inclusion, thus increasing the current rate.

Net income attributable to Twin Disc for the fiscal 2021 third quarter was $0.1 million, or $0.01 per diluted share, compared to net loss attributable to Twin Disc of $(25.2 million), or ($1.92) per diluted share, for the fiscal 2020 third quarter. Year-to-date, net loss attributable to Twin Disc was $(8.2 million), or $(0.62) per diluted share, compared to net loss attributable to Twin Disc of $(38.1 million), or ($2.89) per diluted share, for the fiscal 2020 nine months.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $3.8 million for the fiscal 2021 third quarter, compared to a loss of $(24.9 million) for the fiscal 2020 third quarter. For the fiscal 2021 nine months, EBITDA was a loss of $(1.3 million), compared to a loss of $(31.5 million) for the fiscal 2020 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We continue to focus on controlling expenses and generating positive operating cash flow, which have significantly strengthened our balance sheet. In fact, including the $8.2 million for our PPP loan, which we expect to be fully forgiven in the coming quarters, our net debt balance was $29.6 million, the lowest level since the quarter following our acquisition of Veth Propulsion in 2018. We continue to manage spending, strengthen our balance sheet, and invest in our business. We currently expect to invest $5 million to $7 million in capital expenditures during fiscal 2021.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on April 30, 2021. To participate in the conference call, please dial 800-263-0877 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. April 30, 2021 until midnight May 7, 2021. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 9985307.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 26, 2021	March 27, 2020	March 26, 2021	March 27, 2020

Net sales	$57,640	$68,636	$152,377	$187,462
Cost of goods sold	43,678	52,087	119,835	145,566
Gross profit	13,962	16,549	32,542	41,896

Marketing, engineering and administrative expenses	13,196	15,349	39,000	48,106
Restructuring expenses	251	532	777	4,902
Goodwill and other impairment charge	-	27,603	-	27,603
Income (loss) from operations	515	(26,935)	(7,235)	(38,715)

Interest expense	606	488	1,769	1,324
Other expense (income), net	(557)	898	2,314	1,618

Income (loss) before income taxes and noncontrolling interest	466	(28,321)	(11,318)	(41,657)
Income tax expense (benefit)	300	(3,145)	(3,267)	(3,722)

Net income (loss)	166	(25,176)	(8,051)	(37,935)
Less: Net earnings attributable to noncontrolling interest, net of tax	(72)	(54)	(147)	(122)
Net income (loss) attributable to Twin Disc	$94	$(25,230)	$(8,198)	$(38,057)

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.01	$(1.92)	$(0.62)	$(2.89)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.01	$(1.92)	$(0.62)	$(2.89)

Weighted average shares outstanding data:
Basic shares outstanding	13,269	13,175	13,240	13,147
Diluted shares outstanding	13,295	13,175	13,240	13,147

Comprehensive loss
Net income (loss)	$166	$(25,176)	$(8,051)	$(37,935)
Benefit plan adjustments, net of income taxes of $177, $490, $529, and $828, respectively	583	1,593	1,691	2,698
Foreign currency translation adjustment	(3,008)	(1,266)	5,503	(2,615)
Unrealized gain (loss) on cash flow hedge, net of income taxes of $60, $178, $115, and $177, respectively	193	(582)	372	(579)
Comprehensive loss	(2,066)	(25,431)	(485)	(38,431)
Less: Comprehensive income attributable to noncontrolling interest	(34)	(46)	(133)	(132)
Comprehensive loss attributable to Twin Disc	$(2,100)	$(25,477)	$(618)	$(38,563)

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA (In thousands; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 26, 2021	March 27, 2020	March 26, 2021	March 27, 2020
Net income (loss) attributable to Twin Disc	$94	$(25,230)	$(8,198)	$(38,057)
Interest expense	606	488	1,769	1,324
Income taxes	300	(3,145)	(3,267)	(3,722)
Depreciation and amortization	2,843	2,991	8,366	8,917
Earnings before interest, taxes, depreciation and amortization	$3,843	$(24,896)	$(1,330)	$(31,538)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	March 26,	June 30,
	2021	2020
ASSETS
Current assets:
Cash	$11,594	$10,688
Trade accounts receivable, net	31,309	30,682
Inventories	116,693	120,607
Prepaid expenses	5,478	5,269
Other	7,781	6,739

Total current assets	172,855	173,985

Property, plant and equipment, net	75,607	72,732
Intangible assets, net	17,420	18,973
Deferred income taxes	29,261	24,445
Other assets	3,340	3,992

TOTAL ASSETS	$298,483	$294,127

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$4,691
Accounts payable	25,756	25,663
Accrued liabilities	41,123	36,380

Total current liabilities	68,879	66,734

Long-term debt	39,226	37,896
Lease obligations	17,352	13,495
Accrued retirement benefits	24,977	27,938
Deferred income taxes	5,217	5,501
Other long-term liabilities	1,979	2,605

Total liabilities	157,630	154,169

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	40,446	42,756
Retained earnings	148,457	156,655
Accumulated other comprehensive loss	(33,646)	(41,226)
	155,257	158,185
Less treasury stock, at cost (985,686 and 1,226,809 and shares, respectively)	15,106	18,796

Total Twin Disc shareholders' equity	140,151	139,389

Noncontrolling interest	702	569
Total equity	140,853	139,958

TOTAL LIABILITIES AND EQUITY	$298,483	$294,127

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	For the Three Quarters Ended
	March 26, 2021	March 27, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,051)	$(37,935)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquired assets:
Depreciation and amortization	8,366	8,917
Restructuring expenses	215	2,556
Goodwill and other impairment charge	-	27,603
Provision for deferred income taxes	(6,052)	(6,225)
Stock compensation expense and other non-cash changes, net	1,934	859
Net change in operating assets and liabilities	8,603	9,556
Net cash provided by operating activities	5,015	5,331

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(3,851)	(9,155)
Proceeds from sale of fixed assets	76	109
Proceeds from sale on note receivable	700	-
Other, net	(18)	(27)
Net cash used by investing activities	(3,093)	(9,073)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangement	56,463	78,597
Repayments of revolver loans	(58,497)	(76,805)
Repayments of long-term debt	(411)	(1,164)
Payments of withholding taxes on stock compensation	(224)	(913)
Dividends paid to noncontrolling interest	-	(127)
Net cash used by financing activities	(2,669)	(412)

Effect of exchange rate changes on cash	1,653	226

Net change in cash	906	(3,928)

Cash:

Beginning of period	10,688	12,362

End of period	$11,594	$8,434

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